Description
The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)
On June 8, 2020, the Fund announced that its Board of Directors (the “Board”) decided to temporarily suspend the Fund´s MDP. Global financial markets and overall economic activity have been severely affected by the “Covid-19” pandemic. Under this scenario of high uncertainty, the Board considered that it is in the best interest of Fund stockholders to temporarily suspend the Fund´s MDP in order to preserve capital. Nevertheless, the Board will continue to review the Fund´s MDP regularly in order to reinstate it as soon as deemed advisable by the Board. In addition, the Fund will continue to distribute to shareholders all of its net investment income and net realized capital gains, if any, at least annually, even while the Fund´s MDP remains suspended. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)[1]	$177.50	Daily Average Number of Shares Traded[2]	40,505
NAV per share[1]	$11.83	Outstanding Shares[3]	15,005,224
Closing price[2]	$10.00	Expense Ratio (4/30/2020)	1.52%
Discount	15.47%	Portfolio Turnover (4/30/2020)	11.78%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	1.94%	-24.39%	-17.72%	-12.84%	-7.09%	-0.45%
MXF NAV	3.23%	-22.10%	-14.89%	-12.27%	-6.68%	-0.71%
MSCI Mexico Index	1.95%	-26.45%	-19.65%	-14.91%	-8.17%	-2.34%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During July 2020, the Fund repurchased no shares.

Top Ten Holdings (64.48% of Net Assets)
1 América Móvil	14.68%	6 Gruma	4.62%
2 Fomento Económico Mexicano	8.63%	7 Orbia Advance Corporation	4.46%
3 Grupo México	7.53%	8 Alfa	4.08%
4 Grupo Financiero Banorte	6.67%	9 La Comer	3.90%
5 Wal-Mart de México	6.20%	10 Kimberly-Clark de México	3.71%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets continued their recovery trend during July 2020; the MSCI World Index and the MSCI Emerging Markets Index increased 4.7% and 8.4%, respectively. The U.S. Federal Reserve maintained unchanged its target interest rate at a range of between 0.00% and 0.25% and will continue to purchase government securities at least at the current pace. The DJIA and the S&P 500 increased 2.4% and 5.5%, respectively, during the month, while the yield on the U.S. 10-year Treasury note decreased 13 basis points to 0.53% and the U.S. dollar presented a sharp depreciation of 4.2% (measured by the DXY Index4). The MSCI Mexico Index increased 1.9% during July 2020, driven by the Mexican peso appreciation of 3.2% to Ps. $22.28, while the Fund’s NAV increased 3.2%.
In local news, economic and financial results for the second quarter of 2020 were severely impacted by the effects of the pandemic; Mexico´s preliminary GDP reported an annual decrease of 18.9%, while financial results of Mexican-listed companies reported decreases in sales and Ebitda of 6.0% and 22.4%, respectively, which were partially mitigated by the Mexican peso depreciation and its positive effect on income from exports and sales abroad when translated to local currency. Regarding Covid-19, businesses have been gradually increasing their activities although some of them at a reduced capacity, while cases and related deaths increased to 438,964 and 47,672, respectively, at the end of July. The Fund’s NAV outperformed its benchmark by 128 basis points during the month, and outperformed the benchmark in all periods shown in the table above, from one month to ten years.
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The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.